Exhibit 4.19

LEASE AGREEMENT (UNPROTECTED)

Made out and signed in Or Yehuda on 6.10.2016

Between:	Darwish Shalom, ID No. 070376637
6 HaYozmim, Or Yehuda
(Hereinafter: the “Lessor”)

As the first party
And:
Vascular Biogenics Ltd.
Private Company No.: 512899766
Of 6 Yoni Netanyahu Street, Or Yehuda
(Hereinafter: the “Lessee”)

As the second party

Whereas:	the Owner owns a lot sized at approximately 2,438 sqm (hereinafter: the
“Property”) on which is built a building having a structured area of approximately 1330 sqm at 8 HaSatat Street, Modi’in, Lots 327 and 328,
Block 5892 Parcel 61, which is expandable into a total area of no less than
1900 sqm (hereinafter: the “Leasehold”).

And whereas:	the Lessee wishes to lease the Leasehold.

And whereas:	the parties wish to record the lease agreement and its terms in writing herein.

Therefore, the parties have declared, agreed and stipulated as follows:

1.	The preamble to this agreement, including its annexes, constitutes an integral part hereof.

Undertaking to let and to lease

1.	The Lessee hereby undertakes to lease the Leasehold and the Lessor hereby undertakes to let the Leasehold to the Lessee in a free and unprotected lease, all pursuant to the terms and provisions hereof.

2.	Conditions precedent:

Upon the fulfillment of these terms cumulatively, this agreement shall come into binding force:

2.1.	An approved Urban Construction Plan for expansion of the second floor, pursuant to the plans presented by the Lessee and/or anyone on its behalf (hereinafter: “Construction of the Second Floor”), and subject to which the adjustment works (as defined below) could be done, as well as the Construction of the Second Floor for a total area which shall not be less than 1900 sqm, pursuant to the Lessee’s plans.

2.2.	A written approval in principle for the type of activity of the Lessee at the Leasehold shall be given by the local authority in Modi’in.

2.3.	Obtaining of a Form 4 for occupying the Leasehold (without the Construction of the Second Floor) no later than on 31.12.16 (hereinafter: “First Form 4”).

It is hereby clarified that the Lessor is the one responsible for obtaining the required certifications specified in Sections 2.1 and 2.3.

3.	Lessor’s representations and undertakings

The Lessor hereby represents and undertakes as follows:

3.1.	That he is the registered owner of the Property, and owns the rights to the Property, and that to the best of his knowledge, there is no impediment to his engagement herein with the Lessee, subject to all the stipulations, arrangements and provisions set forth herein.

3.2.	That a First Form 4 has not yet been issued for the building, and that the outlook for the issue of a First Form 4 is 01.12.2016, but the Lessor does not undertake that a First Form 4 shall be issued by the authorities up to that date.

3.3.	The Lessor undertakes that, immediately after obtaining a First Form 4, he shall submit to the local authority for its approval such construction plans as have been approved by the Lessee, for the Construction of the Second Floor (hereinafter: the “Construction Plans”) for the purpose of obtaining a lawful construction permit (hereinafter: the “Construction Permit”). The Construction Plans shall be drafted at the consent of the parties, and after they are approved by the Lessor, shall be added as an integral part hereof.

3.4.	The Lessor undertakes that upon obtaining the Construction Permit, he shall begin the Construction of the Second Floor, and that he shall finish the Construction of the Second Floor, insofar as this depends on him, within 60 days of obtaining the Construction Permit, including obtaining a Form 4 for completing the second floor (hereinafter: a “Second Form 4”).

3.5.	The Lessor undertakes to deliver possession of the Leasehold to the Lessee immediately upon obtaining a Second Form 4 (hereinafter: “Date of Receiving Possession”).

4.	Lessee’s representations and undertakings

The Lessee hereby represents and undertakes as follows:

4.1.	That it has visited the Property, the building and the Leasehold in their condition at the time of the signing hereof, has seen and checked them, including their physical condition, legal status and planning status at the planning authorities and at any other element as the Lessee has seen fit, and the rights related thereto, that it is aware of the information of the Urban Construction Plans applying to the Property, the access routes to the Property and to the Leasehold, and that it has seen and examined the plans of the Leasehold, has received any information which it deems to be relevant in connection with the Leasehold and with its construction, and that it has found all the aforesaid to be satisfactory to it and suitable, in all aspects, to its purposes and requirements, and that it hereby waives, subject to the provisions hereof, any claim of unsuitability in connection with any of the aforesaid subjects, inter alia, based on the declarations of the Lessor, in respect of the Leasehold and its designation.

4.2.	The Lessee represents that there is no legal and/or other impediment to its engagement herein pursuant to the terms hereof.

5.	Area of the Leasehold

5.1.	The area of the Leasehold is the “gross area of the Leasehold” for all intents and purposes.

5.2.	The Lessee represents and affirms that it is aware that the gross area of the Leasehold means the area including the width of the exterior walls, including those bordering on public areas, et cetera, and with the addition of the public areas in the Leasehold, such as stairwells, elevator shafts, toilet rooms, a lobby on the floor of the Leasehold and at the entrance to the building, machine rooms, garbage rooms, et cetera.

6.	Objective of the lease

6.1.	The Lessee represents and undertakes that it is leasing the Leasehold for the purpose of headquarters offices and a factory for the development and manufacture of medications (hereinafter: the “Objective of the Lease”), all this being pursuant to the Urban Construction Plan.

6.2.	The Lessee undertakes to use the Leasehold within the boundaries of the Objective of the Lease alone, without any exception or deviation from the Objective of the Lease. Any modification or expansion of the Objective of the Lease are subject to obtaining prior written consent from the Lessor, who may only refuse to consent to any such modification or expansion on reasonable grounds.

7.	Lease period

7.1.	The period of the lease hereunder is from 01.06.2017, or alternatively, from the Date of Receiving Possession of the Leasehold by the Lessee (after a Second Form 4 has been obtained), whichever is earlier, until May 31st, 2024 (hereinafter: the “Lease Period”).

7.2.	The Lessee may not terminate the lease and/or evacuate the Leasehold prior to the end of the Lease Period, unless as agreed herein. The provision of this section does not prejudice the rights of the Lessor hereunder and/or under law to instruct the Lessee to evacuate the Leasehold. If, notwithstanding the aforesaid, the Lessee evacuates the Leasehold prior to the end of the Lease Period, or ceases to use the Leasehold for any reason whatsoever, the Lessee shall be obligated by all the payments which apply to it hereunder, all until the end of the Lease Period, unless, (A) it has provided an alternative lessee at its expense under the terms prescribed hereby, including the terms of payment and collateral, and the Lessor has approved the alternative lessee, and shall not object to the alternation, unless on reasonable grounds alone, and shall also bear all the costs involved in the alternation of the Lessee, or (B) has given notice of the termination of the agreement as provided in the following Section 8.

8.	Cessation of Lessee’s activity:

8.1.	If the Lessee ceases its business activity in all that relates to the research, development and manufacture of medications (hereinafter: “Cessation of Activity”), and only in such an event, the following terms shall apply, this being without derogating from the provision of the above Section 7.2:

8.1.1.	Up to a Lease Period of 24 months after the end of the grace period (as defined below), the Lessee shall pay to the Lessor compensation at a sum equal to 24 months of lease, that is to say, a sum of NIS 2,400,000 with additional VAT, and the Lessee shall also bear the entire cost of the evacuation of the Leasehold and its restoration to the condition in which the Lessee had received it at the time of the signing hereof, along with the addition of the office floor.

8.1.2.	Between a Lease Period of 25 months and up to 48 months after the end of the grace period, the Lessee shall pay to the Lessor compensation at a sum equal to 18 months of lease, that is to say, a sum of NIS 1,800,000 with additional VAT, and the Lessee shall also bear the entire cost of the evacuation of the Leasehold and its restoration to the condition in which the Lessee had received it at the time of the signing hereof, along with the addition of the office floor.

8.1.3.	Between a Lease Period of 49 months and up to the end of the Lease Period, the Lessee shall pay to the Lessor compensation at a sum equal to 12 months of lease, that is to say, ,a sum of NIS 1,200,000 with additional VAT, and the Lessee shall also bear the entire cost of the evacuation of the Leasehold and its restoration to the condition in which the Lessee had received it on the Date of Receiving Possession.

Grace period:

8.2.	The Lessee is granted a grace period, during which the Lessee shall not be charged with payment of the lease fees, for the purpose of performing the adjustment works (as defined below) (hereinafter: the “Grace Period”). It is agreed that the Grace Period shall be counted as from the Date of Receiving Possession of the Leasehold, and shall end on 1.6.17 or on a later date according to the following calculation: the Lessee shall be entitled to an additional day of grace beyond 1.6.17 for each day of delay in obtaining the First Form 4 and submitting the application for a Construction Permit of the second floor (beyond 1.12.2016 for each day of delay in obtaining possession of the Leasehold (beyond 60 days from obtaining the Construction Permit), as well as for each day of delay in the completion and submission, by the Lessor, of the documents required by the authorities as additions or modifications to the application for a permit, during the period between the filing of the application for a permit until the permit is obtained.

8.3.	During the Grace Period, the Lessee shall bear all the payments and charges which apply to it as tenant, including, but not only, payments of rates, electricity, insurance, and water, except for payment of the lease fees.

9.	Option:

9.1.	The Lessee is given the option to lease the Leasehold for an additional period of 36 months as from the end of the original Lease Period (hereinafter: the “First Option Period”).

9.1.1.	A condition for the exercise of the option is that the Lessee has notified in writing of its desire to do so, that the Lessee has met all the terms of the agreement of the original lease for the entire duration of the period of the original lease.

9.1.2.	If the Lessee wishes to exercise the Option Period, it must notify the Lessor of its wish to do so 9 months prior to the end of the period of the original lease and in writing.

9.1.3.	All the provisions of the original lease agreement shall respectively apply to the Option Period, including the collaterals given.

9.1.4.	An additional 10% increment to the lease fees prescribed hereby shall be added to the lease fees for the First Option Period.

9.2.	Furthermore, and in addition, the Lessee is given a second option to lease the Leasehold for an additional period of 36 months as from the end of the First Option Period (hereinafter: the “Second Option Period”).

9.2.1.	A condition for the exercise of the option is that the Lessee has notified in writing of his wish to do so, that the Lessee has met all the terms of the agreement of the original lease for the entire duration of the period of the original lease, including in the First Option Period.

9.2.2.	If the Lessee wishes to exercise the Second Option Period, it must the Lessor of his desire to do so 9 months prior to the end of the Second Option Period, in writing.

9.2.3.	All the provisions of the original lease agreement shall respectively apply to the Second Option Period, including the collaterals given.

9.2.4.	An additional 2% increment to the lease fees prescribed for the First Option Period shall be added to the lease fees for the Second Option Period.

10.	Lease fees:

10.1.	The Lessee shall pay to the Lessor, during the entire Lease Period, less the Grace Period, monthly lease fees at the sum of NIS 100,000 with additional VAT for each month of lease.

10.2.	For the duration of the first 24 months from the end of the Grace Period and onward, a sum of NIS 50,000 shall be offset from the monthly payment against a reduction of the first and second advance payments (as defined below) at a total sum of NIS 1,200,000 which the Lessee shall deposit with the Lessor as an initial replacement for the collaterals (the bank guarantee).

10.3.	The lease fees shall be paid in advance, once every month, on the 15th of every month for the following month; thus, for example, the lease fees for the month of 07/17 shall be paid on 15.06.2017.

10.4.	On the occasion of the signing hereof by the parties, the Lessee shall relay to the order of the Lessor a sum of NIS 300,000 with additional VAT in a bank draft which shall be deposited with the Lessor’s attorney, Adv. Gill Cohen, of 10 HaTa’as Street, Kfar Saba (hereinafter: the “Trustee”), who shall hold the cheque in trust until the First Form 4 is obtained (hereinafter: the “First Advance Payment”) under the trust agreement which will be signed between the Lessee and the Trustee (hereinafter: the “Trust Agreement”). The Lessee instructs the Trustee that against presentation of a duly made First Form 4, the First Advance Payment shall be released to the Lessor against an invoice.

10.5.	In addition to, along with and against the submission of the application for a construction permit by the Lessor, the Lessee shall pay directly to the Lessor a sum of NIS 900,000 with additional VAT in a bank draft to his order against an invoice (hereinafter: the “Second Advance Payment”).

10.6.	The lease fees at the end of the first 24 months shall be set at a sum of NIS 100,000 with additional VAT.

10.7.	For the avoidance of doubt, it is clarified that the Lessee is charged with payment of the lease fees [and] all other payments applying to it hereunder, whether it used the Leasehold or not, provided that the Lessor has delivered possession of the Leasehold to the Lessee, and subject to the provisions hereof.

10.8.	45 days prior to the end of each year of lease, the Lessee shall procure to provide the Lessor with 12 cheques at the sum of NIS 100,000 with additional VAT for the entire year of the lease, this being for the next year of the lease, and also to extend the force of the bank guarantee as shall be set forth below, and the cheque for linkage differentials (as defined below) for the passing year.

10.9.	The lease fees shall be linked to the Consumer’s Price Index, and once each year, an accounting shall be made regarding the rise of the index, and the Lessee shall pay the index differentials at the end of each year of lease (hereinafter: “Linkage Differentials”). The Linkage Differentials shall not apply to the sum paid as the First and Second Advance Payments.

10.10.	It should be noted that if the index drops, the drop shall not be reduced from the lease fees.

11.	Value added tax

For each of the payments which the Lessee must pay to the Lessor pursuant to the provisions hereof, and which incurs the payment of value added tax, the Lessee shall pay, together with such payment, value added tax at such rate as shall be from time to time under law and/or any tax or levy as may supersede it and/or any tax which, under the law imposing it, applies to any payment which the Lessee must pay pursuant to the provisions hereof which, by its nature, applies to a lessee (hereinafter: “VAT” or “Value Added Tax”). For the avoidance of doubt, in all that pertains to the Lessee’s obligation to make payments pursuant hereto, Value Added Tax or any such other tax which applies as aforesaid shall be deemed to be the same as the lease fees for which it is paid. The aforesaid shall not apply to payments applying under law or custom to the owner/s of the rights of lease in the Leasehold.

12.	Additional payments

12.1.	For the entire duration of the Lease Period, the Lessee shall pay, in addition to the lease fees, all the payments, levies, rates, taxes, and mandatory payments of any kind whatsoever, municipal and/or governmental or others, including any fee, registration fees and license fees of any kind whatsoever, payments for the supply of water, electricity, telephone, rates, sewerage disposal, business tax, signage tax, or any other expense, which pertain to the operation and/or possession of the Leasehold and/or the conducted business and/or the lease fees and/or which lawfully apply to holders of properties who are not owners or owners of the rights of lease, whether they exist on the date of the signing hereof or not, whether the Lessee has used the Leasehold in actual fact or not (hereinafter: the “Mandatory Payments”).

12.2.	The Lessee shall bear, for the entire duration of the Lease Period, the payments due for the insurances that are at the responsibility of the Lessee pursuant to the provisions below.

12.3.	The parties undertake to cooperate and to notify, in writing, the local authority and the rest of the relevant entities of the Lessee’s lease of the Leasehold. Soon after the date of the beginning of the lease, the Lessee undertakes, if so instructed by the Lessor, to transfer under the name of the Lessee the water, electricity and/or municipality accounts and/or any other account relating to a payment and/or tax which apply to the Leasehold. At the end of the Lease Period, the Lessee shall return such accounts to be under the name of the Lessor.

12.4.	The Lessee represents that it is aware that it shall not be able to apply in a demand to any element whatsoever, requesting an exemption from rates for an empty property, provided that such an exemption derogates from the right of the Lessor to receive an exemption from rates for an empty property. The aforesaid does not derogate from the rights of the Lessee to receive concessions or benefits from the local authority or from any element whatsoever and which are not related to the receipt of an exemption from rates for an empty property.

13.	Enlargement of the Leasehold:

13.1.	The Lessor shall be the one to bear all the costs of the Construction of the Second Floor and the expansion of the floor to envelope level, including payment of a betterment levy, as well as municipal levies if such apply, for the Construction Permit, and obtaining a Second Form 4.

13.2.	The Lessee undertakes to cooperate with the Lessor in all that relates to the process of obtaining the Construction Permit, and for any other permit as shall be required by the authorities for the purpose of the Construction of the Second Floor.

14.	Electricity and water:

14.1.	The Lessee is aware that as of the date of the signing hereof, there is in the Leasehold one electricity counter and one water counter which serves the entire Property.

14.2.	The water, rates and electricity payments shall be made by the Lessee, whose responsibility it is to transfer the electricity, water and rates charges under its name immediately upon the beginning of the Lease Period.

Business activity in the building

The Lessee is aware that provisions regarding the times of activity of the businesses, if such apply to the Lessee, shall be subject to the provisions of any law.

15.	Management of the Leasehold:

The Lessee undertakes to do, by itself or through anyone on its behalf, all the works of maintenance and cleaning of the Leasehold. The Lessee shall procure to do, at its expense, all the works of cleaning and maintenance the Leasehold.

15.1.	In addition, the Lessee shall procure the cleaning of the Leasehold’s glass windows and walls on the outside.

15.2.	Furthermore, the Lessee shall procure the cleaning of the Leasehold’s yard and the parking.

15.3.	The Lessee shall procure the current maintenance of all the building’s systems.

15.4.	The Lessee shall procure current maintenance through a recognized elevator company and the payment of service fees to the elevator company. The Lessor shall be responsible for the intactness of the elevator, insofar as required beyond the current maintenance.

16.	Liability and indemnification

16.1.	The Lessor and/or anyone appearing and/or acting on his behalf shall not be liable in any manner whatsoever for any damage and/or loss and/or injury as are caused to the Lessee and/or its business and/or its property, including, and without impairing the generality of the aforesaid, damage or injury caused as a result of the Lessor’s entry into the Leasehold for a purpose, or purposes, set forth herein, unless the damage or loss was caused as a result of a breach of the agreement and/or negligence and/or willfulness of the Lessor and/or anyone on his behalf. Damages caused as a result of the Lessor’s activity at the Leasehold shall also be borne by the Lessor, and the Lessee shall be exempted from payment for such damage, unless the damage or loss was caused as a result of a breach of the agreement and/or negligence and/or willfulness of the Lessor and/or anyone on his behalf.

16.2.	The Lessee alone shall bear liability for any loss and/or damage as are caused to the Leasehold and/or its content and/or any person and/or corporation, including its employees and/or the Lessor and/or any third party, which arise from the Lessee’s use of the Leasehold and/or from any other action of the Lessee and all those acting on its behalf, including for the performance of the adjustment works in the Leasehold, unless the damage and/or loss was caused as a result of a breach of the agreement and/or negligence and/or willfulness of the Lessor and/or anyone on his behalf.

16.3.	Without derogating from the generality of the aforesaid, it is clarified that the Lessee alone shall bear liability for any loss and/or damage, including business damage such as loss of income and/or loss of business opportunity, caused as a result of a malfunction and/or defect in the Leasehold and/or for the performance of the adjustment works in the Leasehold unless the damage and/or loss was caused as a result of a breach of the agreement and/or negligence and/or willfulness of the Lessor and/or anyone on his behalf.

16.4	The Lessee undertakes to indemnify the Lessor for any damages and/or expense which they might undertake to pay or be forced to pay and/or which were paid in actual fact for any damage related to the Leasehold or its holding by the Lessee and the use thereof as provided herein and/or for the performance of the adjustment works in the Leasehold, including for any damage or expense as they incur due to an action filed against them, whether civil or criminal, and for the need to defend against such an action, insofar as such action arises from an act and/or omission of the Lessee, unless the damage and/or loss was caused as a result of a breach of the agreement and/or negligence and/or willfulness of the Lessor and/or anyone on his behalf. The Lessor undertakes to notify the Lessee of any such action or demand immediately upon his becoming aware of it and/or under any law. The indemnification is subject to a peremptory rule.

16.5	The Lessor undertakes to repair, within a reasonable time, at his expense, any defect or breakdown caused to the Leasehold on the envelope level and which arises from deterioration and normal and reasonable use, subject to the receipt of written notice from the Lessee of the breakdown caused in the Leasehold (provided that the flaws in question are not such that prevent reasonable use of the Leasehold, in which event the Lessor undertakes to immediately repair the breakdown and/or defect). The Lessee undertakes to notify the Lessor immediately upon its becoming aware of such a defect or breakdown. Any damage caused as a result of the Lessee’s failure to notify the Lessor as aforesaid in this section, shall apply to the Lessee alone. If the Lessor has not repaired a defect and/or breakdown which he is obligated to repair, the Lessee may (but is not obligated to) do so at the expense of the Lessor, provided that it has notified the Lessor in writing of its intent to do so, and the Lessor has not made the repairs within 30 days of the day of receiving the notice, this being without prejudicing, or derogating from, his rights to any relief or remedy granted hereunder and/or under law. The Lessee may offset such amounts from the lease fees.

16.	Insurances:

Insurances of the Lessee

16.1.	Works in the Leasehold

16.1.1.	Subject to the provisions of the agreement in all that relates to the performance of the completion works, if the completion works are performed by the Lessee and/or for it at any date during the Lease Period, the Lessee undertakes to provide to the Lessor the certificate of the holding of the insurance of the Lessee’s works which is attached hereto and which constitutes an integral part hereof and is marked as Annex A1 (respectively – hereinafter: “Certificate of Insurance of the Lessee’s Works” and/or “Insurance of the Lessee’s Works”), signed by its insurer and/or the insurer of the contractor on the Lessee’s behalf. The Lessee represents that it is aware that such provision of the Certificate of Insurance of the Lessee’s Works is a condition precedent and preliminary to the performance of the completion works, and the Lessor may (but is not obligated to) prevent the Lessee from performing works in the Leasehold if such certificate has not been provided to him prior to the commencement of the performance of the works.

16.2.	Permanent insurances

16.2.1.	For the entire duration of the Lease Period, the Lessee undertakes to make and maintain the insurances specified in the Certificate of Insurance attached hereto and which constitutes an integral part hereof and is marked as Annex A2 (respectively – hereinafter: “Lessee’s Permanent Insurances Certificate” and/or – the “Lessee’s Permanent Insurances”).

16.2.2.	Without the need of a demand by the Lessor, the Lessee undertakes to provide to the Lessor, no later than on the Date of Receiving Possession of the Leasehold or prior to the date of bringing any property whatsoever into the Leasehold (except for property included in the insured works under the above Section 16.1.1) – whichever of the two dates is earlier – the Lessee’s Permanent Insurances Certificate, signed by its insurer. The Lessee represents that it is aware that the provision of the Lessee’s Permanent Insurances Certificate is a condition precedent and preliminary to the receipt of possession of the Leasehold and/or bringing any property whatsoever into the Leasehold (except for property included in the insured works under the above Section 16.1.1), and the Lessor may (but is not obligated to) prevent the Lessee from receiving possession of the Leasehold and/or bringing in such property in the event that the certificate has not been provided [by the] aforesaid date. And the Lessor may (but is not obligated to) prevent the Lessor from receiving possession of the Leasehold and/or bringing in such property in the event that the certificate has not been provided [by the] aforesaid date.

16.2.3.	It is agreed that the Lessee may fail to arrange insurance against the breakage of glass, as set forth in Section 1 of the Lessee’s Permanent Insurances Certificate, in full or in part, but the provision of Section 16.2.7 below shall apply to any loss or damage due to the breakage of glass as though such insurance were made in full.

16.2.4.	It is agreed that the Lessee may fail to arrange a consequential loss insurance, in full or in part, as set forth in Section (4) of the Lessee’s Permanent Insurances Certificate, but the exemption set forth in Section 16.2.7 below shall apply as though such insurance were made in full.

16.2.5.	If, in the opinion of the Lessee, there is a need to make additional and/or complementary property insurance to the insurance of the Lessee’s works and/or to the Lessee’s permanent insurances, the Lessee undertakes to make and maintain such additional and/or complementary insurance. Any such additional or complementary property insurance shall include a clause regarding the waiver of a right of subrogation toward the Lessor and/or his employees and managers, provided that it shall not inure to the benefit of a person who has caused the damage willfully.

16.2.6.	The Lessee undertakes to update the insurance amounts for the insurances made under Sections (1) and (4) of the Lessee’s Permanent Insurances Certificate, from time to time, so that they always reflect the value of the subject insured under them at replacement values.

16.2.7.	The Lessee exempts the Lessor and/or his employees of liability for damage for which it is entitled to indemnification under the insurances it undertook to make pursuant to Section (1) of the Certificate of Insurance of the Lessee’s Works, Sections (1) and (4) of the Lessee’s Permanent Insurances Certificate and additional property insurances made by it and/or as shall be made by it as aforesaid (or for which it would have been entitled to indemnification had it not been for the deductibles listed in the policies), but such exemption from liability shall not inure to the benefit of a person who has caused the damage willfully.

16.2.8.	At the end of the period of the Lessee’s permanent insurances, the Lessee undertakes to deposit with the Lessor the Lessee’s Permanent Insurances Certificate for the extension of its force for an additional year. The Lessee undertakes to repeatedly deposit the Lessee’s Permanent Insurances Certificate on the specified dates, each insurance year, and so long as this agreement is in force.

16.2.9.	Each time the Lessee’s insurer notifies the Lessor that any of the Lessee’s permanent insurances is about to be cancelled or about to undergo a substantial adverse change, as provided in the final clause of Annexes A1 and A2 as aforesaid, the Lessee undertakes to act to remake such insurance and provide a new insurance certificate, up to 15 days after the date of such cancellation or substantial adverse change of the insurance.

16.2.10.	For the avoidance of doubt, it is clarified that failure to timely provide the insurance certificates shall not impair the Lessee’s obligations hereunder, including, and without derogating from the generality of the aforesaid, any payment obligation applying to the Lessee, and the Lessee undertakes to fulfill all his obligations under the agreement even if it is prevented from the performance of works and/or receipt of possession of the Leasehold and/or bringing property into the Leasehold and/or opening its business at the Leasehold due to failing to timely present the certificates.

16.2.11.	The Lessor and/or anyone on his behalf may examine the insurance certificates provided by the Lessee, and the Lessee undertakes to act to make any modification or correction as is required in order to adjust them to the Lessee’s obligations as provided herein. The Lessee represents that the right of inspection of the Lessor and/or anyone on his behalf in respect of the insurance certificates and their right to order that these be corrected as set forth above does not impose on the Lessor and/or on anyone on his behalf any obligation and any liability whatsoever in all that relates to such insurance certificates, the nature, scope and force of the insurances made pursuant to such certificates or regarding their absence, and does not derogate from any liability imposed on the Lessee hereunder and/or under law.

16.2.12.	The Lessee undertakes to comply with the terms of the insurance policies made by it, to pay the insurance fees fully and timely, and to procure and ensure that the Lessee’s permanent insurances are renewed from time to time as necessary and are in force for the entire duration of the Lease Period.

16.2.13.	For the avoidance of doubt, it is hereby agreed that the limits of liability required by the insurance certificates are considered a minimal requirement imposed on the Lessee. The Lessee represents and affirms that it shall be prevented from making any claim and/or demand toward the Lessor and/or anyone on his behalf in all that relates to such limits of liability.

16.2.14.	The making of the insurances by the Lessee does not in any form whatsoever minimize, or derogate from, the Lessee’s obligations pursuant hereto, and the making of such insurances shall not release it of its obligation to compensate the Lessor and/or any person whatsoever for any damage for which the Lessee is liable hereunder and/or under any law.

16.2.15.	The Lessee hereby represents that it is aware that the Lessor does not undertake to maintain guard duty and/or other means of security in the building and/or in the Leasehold, and if he does so, this does not create any obligation or liability toward the Lessee. Further, it is explicitly agreed that the Guard Law, 5727-1967 does not apply to the agreement and its annexes.

16.2.16.	In the event that the Lessee does not make the insurances of the Lessee’s works and/or the Lessee’s permanent insurances, the Lessor may, but is not obligated to, and subject to advance to notice of 15 workdays to the Lessee, make the Lessee’s insurances in the Lessee’s stead. In such a case, the Lessor shall be entitled to full and immediate indemnification of the insurance fees from the Lessee, this being without derogating from any other and/or additional relief and/or remedy to which the Lessor is entitled under any law.

16.2.17.	The Lessee undertakes not to do, and not to allow those appearing on its behalf to do, any act or omission which deviate from the normal and reasonable conduct of its business and which increase the insurance expenses applying to the Lessor.

16.3.	The Lessor [ ] to make and to maintain, at its expense, for the duration of the agreement’s force, the insurances set forth below with a duly authorized insurance company (hereinafter: the “Lessor’s Insurances”) – it is clarified that the insurances shall be made prior to the delivery of the Leasehold to the Lessee, and that after the Construction of the Second Floor is completed, the Lessor undertakes to add the second floor as well to the building insurance:

16.3.1.	Insurance of the Leasehold’s building, including its attachments and systems, as well as any additional property of the Lessor and/or additions and/or improvements and/or expansions located in the Leasehold’s building and its environs [excluding, specifically, additions and/or improvements and/or expansions done by the Lessee and/or for the Lessee’s benefit not through the Lessor] at their full replacement value, against loss or damage due to the risks customary in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and gale, flood, liquid damages and pipe fissure, impact by vehicle, impact by aircraft, riots, strikes, willful damage and burglary damages. Such insurance shall include a clause regarding the waiver of a right of subrogation toward the Lessee and/or its employees and/or managers, but such waiver shall not inure to the benefit of a person who has caused the damage willfully.

16.3.2.	Consequential loss insurance, insuring the loss of lease fees due to damage caused to the Leasehold’s building and/or content as well as to any additional property as provided in the above Section 16.3.1 and/or due to the prevention of access thereto, due to the risks set forth in the above Section 16.3.1, this being for an indemnification period of 12 months. Such insurance shall include a clause regarding the waiver of the right of subrogation to the benefit of Lessee and/or its employees and/or its managers, but such waiver shall not inure to the benefit of a person who has caused the damage willfully.

16.3.3.	It is agreed that the Lessor may fail to make consequential loss insurance, in full or in part, but the provision of Section 16.4 below shall apply as though such insurance were made in full.

16.3.4.	Liability insurance toward a third party at a liability limit of at least NIS 8,000,000 per occurrence, and in aggregate under the policy, which insures the Lessor’s liability under law for bodily injury or property damage which might be caused to the body and/or property of any person or legal entity whatsoever in the building.Such insurance shall not be subject to any limitation regarding liability arising from: fire, explosion, panic, lifting, loading and unloading devices, animals, faulty sanitary facilities, poisoning, anything harmful in food or drink, strikes and lockouts, liability for and toward contractors, subcontractors and their employees, as well as subrogation suits by the National Insurance Institute. The insurance shall be extended to indemnify the Lessee and/or its employees and/or its managers for liability which might be imposed on any of them due to an act and/or omission of the Lessor and/or anyone on its behalf, this being subject to a cross-liability clause, pursuant to which the insurance is considered as though it were made separately for each of the insured’s individuals.

16.3.5.	It is hereby explicitly agreed that the making of the insurances set forth in Sections 16.3.1 – 16.3.4 shall not add to the Lessor’s liability beyond the provision of this agreement and/or derogate from the liability of the Lessee hereunder and/or under any law.

16.4.	The Lessor exempts the Lessee and/or its employees and/or its managers from liability for any damage for which he is entitled to indemnification under the insurances held pursuant to the above Sections 16.3.1 and 16.3.2 (or for which he would have been entitled to indemnification had it not been for the deductibles listed in the policies and/or underinsurance and/or breach of the terms of the policies), but such exemption from liability shall not inure to the benefit of a person who has caused the damage willfully.

16.5.	It is agreed that the Lessee shall bear the sum of NIS 15 thousand per each year, as from the commencement of the Lease Period for the insurance fees (premium) in connection with the Lessor’s insurances as provided in the above Section 16.3. It is clarified that the deductibles for the Lessor’s insurances shall apply solely to the Lessor.

16.6.	The breach of any of the clauses of the insurance shall be considered a fundamental breach of the agreement.

17.	Permits

17.1.	The Lessee represents that it is proficient and knowledgeable of the business which it intends to conduct at the Leasehold and of the entire subject of the licensing and permits required for the purpose of conducting such business, and it undertakes to conduct its business pursuant to the terms of the licensing, certificates and permits, and maintain them in force for the entire duration of the Lease Period, and also not to conduct in it business that is not permitted under any applicable law or law which shall be applicable.

17.2.	The Lessor undertakes to sign, at the request of the Lessee, a document and/or an application required for the purpose of obtaining the business license and/or other permit, including for the performance of the completion works, if such is required, as required for operating the business for the objective of the lease by virtue of law, and subject to the provisions hereof and of law. For the avoidance of doubt, it is clarified that this undertaking by the Lessor does not derogate from the Lessee’s responsibility and obligation to obtain such license or permit.

17.3.	Without derogating from the representations of the Lessor herein, the Lessee undertakes to conduct its business and fulfill all the requirements by virtue of the safety laws and regulations, the Business Licensing Law, 5728-1968 (hereinafter: the “Law”) insofar as such applies to the Lessee under the circumstances, and to obtain any license and permit required under the Law for the purpose of conducting the Lessee’s business at the Leasehold pursuant to the objective of the lease, and to renew it from time to time, as required under law.

17.4.	The Lessee, and it alone, shall be liable for any event of the commission of offenses and/or violations of law in the Leasehold by it and/or anyone on its behalf (other than due to the acts or omissions of the Lessor or anyone on his behalf) and/or anyone of its visitors after the Date of Delivery of Possession.

17.5.	The Lessee shall bear, by itself, any fine or penalty imposed for the conduct of the business and/or the use of the Leasehold by the Lessee and/or its employees and/or agents and/or customers in deviation from a permit, whether such fine or penalty is imposed on the Lessor or on the Lessee.

17.6.	None of the aforesaid shall be considered as authorization of the Lessee by the Lessor to use the Leasehold and/or to conduct business at the Leasehold without a permit and/or in deviation from a permit.

17.7.	It is agreed that failure to obtain any license required of the Lessee in order to use the Leasehold, other than in the matter of permits and licenses that are at the responsibility of the Lessor, shall not release the Lessee from fulfilling any of its obligations hereunder.

17.8.	For the avoidance of doubt, it is clarified that any requirement made by a competent authority to adjust the interior of the Leasehold for the purpose of the Lessee in the adjustment works shall apply to the Lessee.

17.9.	The Lessor represents that at the time of the delivery of possession of the Leasehold to the Lessee, the Leasehold had received a Second Form 4, and that the building is built under lawful permit which is suitable for the Lessee’s purpose of use of the Leasehold and which was issued to the Lessor by the appropriate authorities.

18.	Maintenance and management of the Leasehold

18.1.	The Lessee undertakes to conduct its business and use the Leasehold and its environs while keeping the Leasehold clean. Without derogating from the aforesaid, the Lessee undertakes not to use the Leasehold or part thereof in a manner which would result in the causing of noises, smells, pollutions or other hazards which deviate from the bounds of reasonability, taking heed of the character of the building in general and the character of the Leasehold’s close environs in particular, pursuant to the provisions of any law applying to the matter and without causing any hazard, including, and without excluding, noise, smells and pollution.

18.2.	Without impairing the generality of the aforesaid, the Lessee undertakes to preserve a high level of cleanliness and maintenance at the Leasehold.

18.3.	Excluding the performance of the adjustment works, the Lessee undertakes that, upon receiving possession of the Leasehold, it shall not make any exterior modification to the Leasehold and its systems, and may not make any addition to the envelope of the Leasehold (including any fixture and any system), unless at the consent of the Lessor in advance and in writing.

18.4.	The Lessee shall have sole responsibility for the performance of the adjustment works, all at its sole expense and responsibility, while preserving the Leasehold, after obtaining all the certificates and permits as required under any law.

18.5.	The Lessee undertakes to perform the adjustment works pursuant to the terms of any permit and/or license required for that purpose, while complying with the provisions of any law and through contractors authorized under law.

18.6.	The Lessee shall bear all the expenses involved with and/or arising from the performance of the adjustment works, and the Lessor’s approval does not impose on him any responsibility whatsoever for the planning and/or performance of the adjustment works.

18.7.	The Lessee shall be liable for any deficiency and/or damage of any kind and sort whatsoever as is caused to the Leasehold and/or the building and/or any part thereof and/or its environs as a result of acts and/or omissions of the Lessee and/or anyone on its behalf during the performance of the adjustment works. The Lessee shall indemnify the Lessor, immediately upon his demand, for any expense and/or payment which the Lessor is forced to bear and/or pay and which are at the responsibility of the Lessee as aforesaid.

18.8.	Without derogating from the responsibility of the Lessee hereunder and/or under law, prior to the date of commencement of the performance of the adjustment works, the Lessee undertakes to make and maintain a contractor’s work insurance under the name of the Lessee, contractors and subcontractors, the Lessor, and to provide to the Lessor an appropriate certificate of insurance.

18.9.	Unless the damage or loss was caused as a result of a breach of the agreement and/or negligence and/or willfulness of the Lessor, the Lessee shall be solely liable for any damage and/or defect and/or expense and/or loss as are caused due to the performance of the adjustment works, and the Lessee hereby waives in advance any claim and/or suit against the Lessor in this regard.

18.10.	The Lessee undertakes to maintain the [ ] in good and intact condition and at a high quality, this being for the entire duration of the Lease Period. Furthermore, the Lessee undertakes to avoid causing any damage or breakdown to the Leasehold and/or to part thereof which is caused as a result of an act or omission of the Lessee and/or its visitors and/or anyone on its behalf, including, without derogation, during the adjustment works, and to immediately repair, at its expense, any damage caused to the Leasehold and/or by anyone on its behalf and/or by any of its visitors.

18.11.	If the Lessee does not maintain the Leasehold at an intact condition, and/or does not immediately make any repair, the Lessor may, but is not obligated to, make any repair and do any action, at his discretion, for the purpose of repairing the damage, this being at the expense of the Lessee. For this purpose, the Lessor may enter the Leasehold by giving written warning of 96 hours, or immediately when such course of action is required in order to prevent damage.

18.12.	The Lessor may enter the Leasehold from time to time, at reasonable times and while coordinating with the Lessee in advance, for the purpose of checking that the provisions of this lease contract are fulfilled and/or for the purpose of performing works and repairs, provided that as little disturbance as possible is caused to the Lessee, and in the event of performing repairs – while restoring the condition to its previous state, insofar as possible and within reason.

18.13.	The Lessor shall notify the Lessee, insofar as possible, of his intent to enter the Leasehold, a reasonable time in advance, under the circumstances.

18.14.	The signage of the Leasehold shall be done subject to permits and subject to the provisions of any law, and subject to the Lessee bearing all the payments involved therewith. The Lessee shall request the Lessor’s approval for the location and size of the signage, and such approval shall be granted to the Lessee unless there is a justified reason for objecting.

18.15.	The Lessor shall only be responsible for the intactness of the envelope existing as of the date of signing this agreement, and the same is true regarding all the infrastructure which is at his responsibility.

19.	Floor Protected Space

19.1.	Insofar as the area of the Leasehold also includes Floor Protected Spaces (hereinafter: the “FPS”), the Lessee represents and affirms that it is well aware that the FPS is intended to serve as a Floor Protected Space and/or as a shelter, and that the use of it for a purpose other than the taking of shelter therein during an attack is prohibited, unless pursuant to a license by the authorities qualified under any law, including under the Civil Defense Rules, 5711-1951.

19.2.	The Lessee represents that it shall not use the FPS without holding the licenses required under any law, including the Civil Defense Law, 5711-1951.

19.3.	The Lessee represents and affirms that the responsibility for obtaining the licenses required under any law for the use of the FPS by the Lessee is solely the Lessee’s, and the Lessee shall have no claim and/or demand and/or suit toward the Lessor if it fails to obtain such licenses.

19.4.	It is hereby clarified that the right of use of the FPS is subject to the provisions of the Home Front Command and to the provisions of any law. Without derogating from the generality of the aforesaid, the Lessee undertakes to maintain the FPS and use it pursuant to the provisions of any law, to the instructions of the Home Front Command and to the instructions of the management company as arise from the provisions of any law.

19.5.	In times of emergency, the Lessee undertakes to immediately evacuate the FPS and place it at the disposal of the public. It is clarified that the Lessee shall continue to pay, even for the entire duration of the period in which the FPS is placed at the disposal of the public, all the payments pertaining to the FPS and which are prescribed hereby.

19.6.	The Lessee may lock the FPS, at its discretion, provided that in such a case it shall leave a key in the hands of anyone on the Lessee’s behalf, which would allow entry into the FPS only in times of emergency or for the purpose of conducting an inspection, after advance coordination.

20.	Transfer of rights

20.1.	Other than as agreed hereunder, the Lessee shall have no right to transfer and/or endorse its rights, whether directly or indirectly, regarding hereto, or part thereof, unless it has obtained the Lessor’s explicit consent in advance and in writing. The Lessee shall not transfer the Leasehold or any part thereof to another, shall not deliver possession thereof or of any part thereof to another, and shall not permit the use thereof or of any part thereof to another, for a consideration or without consideration, and shall not pledge nor pawn any right whatsoever of its rights hereunder. The Lessor agrees that the Lessee may lease parts of the Leasehold to third parties, provided that this does not derogate from the Lessee’s obligations hereunder for all intents and purposes, including, but not only, payments of lease fees and current payments to service providers and authorities, and that the sub-lessee shall not pose a hazard, due to its area of occupation, to the entire Leasehold and to the additional lessees. All being at the responsibility of the Lessee.

20.2.	The Lessor may at any time sell and/or pledge and/or pawn and/or transfer and/or endorse his rights hereunder, all or part thereof, without needing the Lessee’s consent and without the Lessee being allowed to object thereto, all provided that the rights of the Lessee hereunder are not prejudiced, and excluding the enlargement of the area of the Leasehold beyond what is prescribed hereby. The Lessee undertakes to cooperate and sign any document as is requested, if such is requested, by the Lessor for approving and/or executing the provision of this section.

20.3.	The Lessee may transfer its rights hereunder to a subsidiary, a related company or a company purchasing its activity, without needing the Lessor’s consent and without the Lessor being allowed to object thereto, all provided that the rights of the Lessor, including collaterals given within the scope hereof and the terms of the agreement strictly apply to the subsidiary / related company or the company purchasing the activity. The Lessor undertakes to cooperate and sign any document requested, if such is requested, by the Lessee for approving and/or executing the provision of this section.

21.	Reliefs and remedies

21.1.	If a party hereto is in breach of any of the provisions hereof, the injured party shall be entitled to all the reliefs prescribed by the Law of Contracts (Remedies for Breach of Contract), 5730-1970, even in the event that a relief or remedy specific for such breach are granted herein, this being without derogating from the provisions hereof or the provisions of any law.

21.2.	It is agreed that the Lessor shall have a right to liquidated damages in advance, in the event of a fundamental breach hereof by the Lessee, at a sum equal to 200% of the monthly lease fees, for each month of delay (and for part of a month – part of the compensation), this being in addition to the lease fees and the current payments on the Leasehold (such as rates, electricity, et cetera), provided that: (A) the Lessor has given the Lessee written notice within twenty- one days of the day on which he became aware of the fundamental breach, specifying the breach; and (B) that the Lessee has not cured the breach within such period as is specified in the aforesaid notice.

21.3.	The scope of such agreed-upon compensation is prescribed by the parties, after they have properly evaluated it, taking into account the duration of the Lease Period and the terms of the special lease fees prescribed by the Lessor herein, and taking into account such other special terms as the Lessor has agreed to.

21.4.	The Lessor shall be entitled to the liquidated damages in addition to any compensation, right and relief as shall be available to the Lessor hereunder and under any law.

21.5.	Any breach of any of the provisions hereof set forth below shall be considered as a fundamental breach hereof:

21.6.	Any breach of the provisions of one of the following sections hereof: 2, 3, 7, 8, 10, 12, 13, 14, 16, 15, 17.2, 18, 23, 24; including all their subsections.

21.7.	If an application for the Lessee’s liquidation, for the appointment, for the Lessee, of a trustee, liquidator, temporary liquidator, preliminary liquidator, receiver for a substantial part of its assets and/or an application for the foreclosure of a substantial part of its assets, and an order has been given pursuant to the application, or the application has not been revoked or dismissed within 30 days of its filing with the court and/or if the Lessee has filed an application for its liquidation or for its declaration as bankrupt and/or for the making of a composition of creditors. In such a case, the Lessor shall be entitled to exercise the collaterals, as defined below, immediately and without any prior notice.

21.8.	Subject to the remainder of the provisions hereof, except due to the cessation of the Lessee’s activity as set forth in the above Section 8, or the bringing of an alternative lessee as set forth in the above Section 7.2, in any event where the Lessee terminates the use of the Leasehold or the lease contract for any reason whatsoever, the Lessee shall be obligated to make all the payments applying to it by virtue of the provisions hereof until the end of the Lease Period. The Lessor shall be entitled to, but not obligated to, revoke this contract, notwithstanding any provision in the contract regarding the Lease Period, and to require of the Lessee to immediately evacuate the Leasehold by advance notice of thirty days (hereinafter: “Notice of Revocation”) and to return possession thereof into his hands as provided in Section 23 hereof, in any of the following cases:

21.8.1.	The Lessee is in fundamental breach hereof or of one of the fundamental provisions hereof, and has not cured the breach within 30 days of the day it was required to do so.

21.8.2.	The Lessee is in non-fundamental breach hereof and has not cured the breach within 45 days of the day it was required to do so.

21.8.3.	An application has been filed with a competent court for the Lessee’s liquidation, for the appointment for the Lessee of a trustee, liquidator, temporary liquidator, preliminary liquidator, receiver for a substantial part of its assets and/or an application for the foreclosure of a substantial part of its assets, and an order has been given pursuant to the application, or the application has not been revoked or dismissed within 30 days of its filing with the court and/or if the Lessee has filed an application for its liquidation or its declaration as bankrupt and/or for the making of a composition of creditors.

21.8.4.	The other collaterals given for the fulfillment hereof, if any have been given, have, in whole or in part, expired or have been revoked or have been declared by the competent court to be invalid or lacking force for any reason whatsoever.

21.8.5.	The aforesaid in this section does not derogate from any right and/or relief available to the Lessor pursuant to the provisions of any law and/or agreement.

21.9.	If a Notice of Revocation has been given, the provisions of Section 23 below shall apply, and the Lessee shall have no right to object in any way whatsoever and/or to attempt to delay or prevent an engagement between the Lessor and any other lessee and/or to attempt to prevent or delay the leasing of the Leasehold to any alternative lessee, except for provisions granted to it under any law.

22.	Arrears in payment

Without prejudicing any right as shall be available to the Lessor under the agreement and under any law, due to the breach of the agreement, it is agreed that in any event where the Lessee is in arrears of over 14 days in the payment of any amount that it owes to the Lessor hereunder, then the Lessee shall pay that amount to the Lessor with additional interest in arrears at the interest rates in current loan accounts for non-preferred clients of Bank Leumi Ltd. for the amount that the payment of which is in arrears, from the date of the payment until the day of the payment in actual fact.

23.	Evacuation of the Leasehold

23.1.	The Lessee undertakes to evacuate the Leasehold at the end of the Lease Period or upon its shortening due to the revocation or expiry of [the] lease contract, all according to whichever date is earlier and as applicable, and to return the Leasehold to the sole possession of the Lessor, with the Leasehold being in the same condition in which the Lessee received it on the day of receiving possession, and subject to reasonable deterioration, clear of any person and object, cleaned and tidy, proper for use and free of any right of possession, lease and/or other right of third parties, the Leasehold then including any renovation, improvement, addition, modification and device permanently affixed to the Leasehold, whether installed by the Lessee or installed by the Lessor, as shall be agreed upon by the parties on the date of the evacuation (hereinafter in this section: the “Additions”), unless the Lessor has demanded that the Additions, or part thereof, be evacuated or removed, in which case the Lessee undertakes to dismantle and remove the Additions whose removal is being demanded until the end of the Lease Period at its expense up to the date of the Leasehold’s evacuation. If the Lessor has not demanded such evacuation or removal of the Additions or of part thereof, and the parties have agreed to that effect, they shall revert, on the date of the Leasehold’s evacuation, to the disposal and ownership of the Lessor, and the Lessee shall not be entitled to any consideration and/or compensation whatsoever therefor. For the avoidance of doubts, it is clarified that the air conditioning systems, excluding the air treatment systems of the clean rooms, the electricity, excluding designated electricity and control cabinets as shall be installed by the Lessee for the purpose of operating the facilities on the ground floor, the lighting, the flooring and the ceiling shall remain the Leasehold at the end of the Lease Period, even if they have been installed by the Lessee and at its expense, and the Lessee shall not be entitled to any consideration and/or compensation therefor. Upon leaving the Leasehold, the Lessee may take all the devices which are not permanently affixed to the Leasehold and which have been installed for the purposes of the Lessee’s use of the Leasehold and at the Lessee’s expense, not excluding shelves, furniture, cabinets, et cetera. Provided that the Leasehold is returned to the Lessor being in the condition in which the Lessee received it on the eve of the signing of the agreement, other than reasonable deterioration.

23.2.	Within 60 days of the date of evacuating the Leasehold, for any reason whatsoever, the Lessee shall provide to the Lessor certificates from any municipal and/or governmental and/or other authority and/or from any entity that the Lessee has obligated herein to make payments directly thereto, and such certificates shall attest that the Lessee has made all the payments related to the Lease Period, and that it has no debt or obligation to any of the aforesaid entities.

23.3.	For the avoidance of doubt, in the event that the Lessee does not timely provide all the aforesaid certificates, it shall be deemed, for the purpose hereof, not to have made the aforesaid payments at all, and the Lessor shall have all the rights in that regard, including the right to exercise the collateral made available to him for securing the Lessee’s obligations, or part thereof.

23.4.	For each day of delay in the evacuation of the Leasehold, the Lessee shall pay to the Lessor fixed liquidated damages, evaluated in advance, at a sum equal to the multiplication of the lease fees which the Lessor is due for the final month of lease, divided by the number of the days of delay, all subject to the provisions hereof regarding linkage.

23.5.	The parties represent that the sum provided in the above Section 23.4 constitutes adequate liquidated damages for the damage that the parties deem to be the likely result of a delay in evacuating the Leasehold as aforesaid, all without derogating from the right of the Lessor to any other relief under law.

23.6.	For the avoidance of doubt, and without derogating from all the aforesaid, the Lessee shall be obligated to make all the Lessee’s payments for the period of delay in evacuating the Leasehold, including and especially the payments for which the Lessee is required to provide the certificates as set forth in the above Section 23.2.

23.7.	In any event of failure to evacuate the Leasehold upon the end of the Lease period or upon its lawful revocation by the Lessor as aforesaid, the Lessor may store the property and equipment located in the Leasehold at any place he sees fit, and may collect rent and storage fees from the Lessee, all at his sole discretion.

23.8.	In any event of failure to evacuate the Leasehold upon the end of the Lease Period or upon its lawful revocation by the Lessor as aforesaid, the Lessee, and anyone coming into or present in the Leasehold on its behalf or with its permission, shall be considered as a trespasser and “new invader” of the Leasehold. The Lessee represents that the Lessor and/or anyone on his behalf shall not be liable in any form whatsoever to any damage of any kind whatsoever as shall be caused to the Lessee, if such damage is caused, due to any activity whatsoever related to the evacuation of the Leasehold, the equipment and the property from the Leasehold and/or the storage of the equipment and property done due to a failure to timely evacuate the Leasehold, and it hereby waives any suit or claim toward the Lessor and/or anyone on his behalf in connection with the making of such evacuation, provided that the evacuation is done reasonably, while preserving the property of the Lessee.

23.9.	All reasonable expenses as are caused to the Lessor due to the Lessee’s failure to evacuate the Leasehold upon the end of the Lease Period and/or the revocation of the contract and due to its evacuation by the Lessor as aforesaid, including any amount that the Lessee must pay under this section, shall apply to the Lessee, and the Lessee hereby undertakes to pay any such sum immediately upon the Lessor’s first demand. The Lessor may collect any such sum by means of the forfeiture or exercise of any guarantee or collateral available to him.

23.10.	Upon the end of the Lease Period and/or Option Period, the Lessee undertakes, in addition to the aforesaid, to return the Leasehold to the Lessor in the condition in which it received it on the date of delivery of possession and after the Leasehold has been expanded by the Lessor as agreed-upon between the parties and subject to reasonable deterioration, it being painted, and replastered without any holes or defects.

24.	Collateral

24.1.	As collateral for the fulfillment of all its obligations hereunder, the Lessee shall provide the Lessor with the following collaterals:

24.1.1.	An autonomous, unconditional, non-endorsable bank guarantee, drafted to the benefit of the Lessor, exercisable in installments, at a sum equal to the lease fees of 12 months with additional VAT, with the amount of the guarantee being linked to the basic index (hereinafter: the “Bank Guarantee”).

24.2.	For the avoidance of doubt, in any event of an increase of the lease fees, the Lessee shall be obligated to also increase the amount of the Bank Guarantee accordingly, within 7 days of the date of the increase of the lease fees.

24.3.	If this contract grants the Lessee a right to extend the Lease Period, and the Lessee has not notified the Lessor of its failure to exercise such right as prescribed hereby, the Lessee shall provide the Lessor, no later than 60 days prior to the end of the Lease Period, with a valid Bank Guarantee up to 90 days after the end of the extended Lease Period.

24.4.	The Lessee shall bear any costs involved in the issue of the Bank Guarantee, the renewal thereof and the commission of the bank issuing the Bank Guarantee. The Lessor may, at his discretion, and without any prior notice, exercise the Bank Guarantee, all or part thereof, in any event of a fundamental breach hereof by the Lessee.

24.5.	After 60 days from the end of the Lease Period and/or 14 days from the day on which the Lessee provided the Lessor with appropriate certificates attesting to the absence of debts to the authorities, rates, water, sewerage, electric company, et cetera, and after it has been proved, to the Lessor’s satisfaction, that the Lessee has fulfilled all its obligations pursuant hereto and pursuant to the management agreement, the Lessee may revoke the Bank Guarantee.

24.6.	It is agreed that, insofar as the Lessor has exercised the Bank Guarantee, all or part thereof, the Lessor shall notify the Lessee to that effect, and the Lessee shall have to provide an identical Bank Guarantee (hereinafter: the “Alternative Guarantee”), this being no later than at the end of 7 days from the date of such notice by the Lessor. Failure to provide such Alternative Guarantee shall constitute a fundamental breach hereof.

24.7.	For the avoidance of doubt, the delivery of the Alternative Guarantee exercised by the Lessor does not derogate from the Lessor’s right to collect what he is due from the Lessee, in any other way, or release the Lessee of any of its obligations hereunder, or limit the amount of the compensation and/or damages which the Lessor shall be entitled to collect from the Lessee.

24.8.	If the Bank Guarantee has been exercised by the Lessor, the amount of the exercise shall be offset from the Lessee’s debts to the Lessor.

24.9.	Notwithstanding the aforesaid, the parties agree that during the first 24 months of the Lease Period, the First and Second Advance Payments shall constitute an alternative to the Bank Guarantee, and that as from the end of the first three months of offsetting NIS 50,000 from the lease fees as set forth in the above Section 10, the Lessee shall make available to the Lessor such Bank Guarantee at the amount of NIS 150,000, and every next three months, the Bank Guarantee shall be increased by an aggregate amount of NIS 150,000 per each quarter, against the offsetting of the First and Second Advance Payments, up to the amount of a full year of lease at the end of 24 months, that is to say, at the sum of NIS 1,200,000, concurrently with the completion of the offsetting of the Advance Payments in full with additional VAT and attached index linkage.

25.	Non-application of tenant protection

The Lessee represents that it is aware of, and agrees to, the following:

25.1.	The Lessee is not, and shall not be, a protected tenant pursuant to the Tenant Protection Law (Integrated Version), 5732-1972.

25.2.	It is explicitly represented that this lease is done under the specific condition that the tenant protection laws shall not apply to the lease. The Lessee represents that it has not paid, nor shall it pay, to the Lessor, key money or any other consideration other than lease fees, and that the Lessee, or anyone acting as its proxy, shall not be a protected tenant in the Leasehold under the law, and it shall be prevented from making any suits or claims whatsoever regarding its being a protected tenant or to the effect that it has more rights to the Leasehold than what is explicitly granted to it herein.

25.3.	The Lessee represents that all the investments done by it in the Leasehold, including equipment and facilities, shall be done for its purposes alone, and it shall be prevented from claiming that such investments constitute key money or substitute to key money or payment pursuant to Section 12 of the Tenant Protection Law (Integrated Version), 5732-1972, or any payment granting it any rights whatsoever to the Leasehold, and it shall also be prevented from demanding of the Lessor participation or a return, whether in full or in part, for such investments.

26.	Performance of obligations in lieu of another party

26.1.	Whenever one of the parties hereto is obligated hereunder to do any action or work or to make any payment, and the other party has not done such action or work or made such payment up to the date specified for that purpose herein or in any law, and in the absence of such a date – up to the date specified for that purpose in a written demand received from one of the parties – then that party may, but is not obligated to, do the action or work or make the payment in lieu of the other party and at the expense of the other party, whether in person or through others, provided that it has notified the other party at least three (3) days prior to the commencement of the work, action or payment.

26.2.	In such a case, the other party must pay to the party doing the action, immediately at its demand, all the amounts or losses or damages paid or incurred by the party doing the action in connection with effecting such action or work or payment, with an additional 5% of such amounts for general expenses and with the addition of index linkage differentials and interest specified in the above Section 22, as from the date on which the party doing the action bore the expense until the date of the return, in actual fact, of the full amount by the other party.

27.	Miscellaneous

27.1.	The Lessee undertakes to properly comply, for the entire duration of the lease, with the provisions of any law as shall be in force during the lease, in respect of the Leasehold, the use thereof, the business conducted thereat, and any action therein.

27.2.	The parties agree that only this agreement reflects what is stipulated, binding and agreed-upon between the parties. There is, and shall be, no force to any information, document, consent or notice given to the Lessee by the Lessor or by anyone on its behalf, if such were given, prior to the signing hereof.

27.3.	None of the terms and provisions contained herein, including in the annexes hereof, is intended to derogate from another term or provision hereof, but rather is intended to be in addition thereto.

27.4.	No modification of and/or waiver of and/or deviation from the provisions hereof shall have any force unless done in writing and signed by the parties hereto.

27.5.	Consent by a party to a deviation from the terms hereof in a specific case shall not serve as a precedent, and shall not be used to infer an analogy to any other case. If a party has failed to use a right granted to it hereunder in a specific case, this shall not be viewed as a waiver of that right in that case and/or in another case, whether similar or dissimilar, and no waiver whatsoever of any right whatsoever of that party is to be inferred therefrom.

27.6.	A waiver made in one matter shall not serve to infer an analogy to another matter.

27.7.	This contract does not create partnership and/or agency relations between the parties, and does not grant rights to any third party.

27.8.	For the avoidance of doubt, it is clarified that the rights granted to the Lessee hereunder, insofar as such are granted to it, are granted to the Lessee only in respect of the Leasehold.

27.9.	It is further clarified, for the avoidance of doubt, that the Lessee may not, at any time whatsoever, register a warning note by virtue of its rights hereunder.

27.10.	It is hereby explicitly agreed that the Lessee may not offset any debt owed to it by the Lessor, hereunder and in general, out of any payment owed by the Lessee to the Lessor, other than as provided in the above Sections 15.5 and 26.2.

27.11.	The addresses of the parties for the purposes hereof are as listed in the heading hereof, and any notice sent from one party to another by registered mail according to the aforesaid addresses, unless a party has notified the other party of a change thereto, shall be considered to have reached its destination and to have been made known to the addressee party at the end of 72 hours from the time of its delivery for mailing at the post office, and in the event of delivery by hand, from the time of delivery.

27.12.	It is agreed that local jurisdiction in any legal proceeding between the parties shall be given solely to the court located in the city of Tel Aviv. Notwithstanding the aforesaid, the Lessor may choose a court in any jurisdiction, at his discretion.

And in witness, the parties have placed their signatures at the place and on the date as specified below:

The Lessor	The Lessee

Annex A1

CERTIFICATION OF INSURANCE OF THE LESSEE’S WORKS

Date

To

Mr. Darwish Shalom

In person and/or through a company controlled by him

6 HaYozmim Street

Or Yehuda

(Hereinafter jointly: the “Lessor”)

Dear Sir,

Re:	Certificate of the making of insurances under the name of Vascular Biogenics Ltd., Private Company No. 512899766 (hereinafter: the “Lessee”), inter alia in all that relates to the lease of a building on 8 HaSatat Street, Modi’in (hereinafter: the “Leasehold”)

We hereby certify that as from the day of                      until the day of                    (hereinafter: the “Works Period”), as well as during an extended maintenance period of 12 months (the Works Period and the maintenance period – hereinafter jointly: the “Insurance Period”), our company has made a contractor’s works insurance (Policy No.                    ) under the name of the Lessee, contractors and subcontractors (of any rank) and the Lessor insuring the works done by and/or for the Lessee (hereinafter: the “Works”) as set forth below, with the scope of coverage granted by such insurance not falling below the scope of coverage provided under the version of the policy known as “BIT” 2013 (or such version of the “BIT” policy as is equivalent to it on the date of making the insurance), including all the extensions which constitute an integral part of the following version of the policy:

1.	Chapter 1 – insurance in an “all risks” framework, which insures the Works against loss or damage caused during the period of the works at the worksite and during the maintenance period. This chapter includes a clause regarding the waiver of the right of subrogation toward the Lessor and/or its employees and managers, but such waiver shall not inure to the benefit of a person who has caused the damage willfully. The chapter also includes an explicit extension regarding the coverage of nearby property and property on which work is being done, at a limit of liability at a rate of 15% of the value of the Works, and no lower than NIS 550,000.

2.	Chapter 2 – insurance of liability toward a third party, for liability arising from the Works, within a limit of liability as set forth below. The chapter includes a cross-liability clause, according to which the insurance is considered as though it was made separately for each of the insured’s individuals. The chapter explicitly notes that the building of the Leasehold (other than property insured in Chapter A) is considered as third-party property.

The limit of liability: NIS 10,000,000 (ten million New Israeli Shekels), per occurrence and in aggregate under the policy.

This chapter, as aforesaid, is extended to include the following matters:

A.	Subrogation suits for the National Insurance Institute.

B.	Bodily injury arising from the use of construction equipment which is a motor vehicle and which there is no obligation to insure in obligatory insurance.

C.	Liability for damage caused due to quakes and the weakening of supports, at a limit of liability of NIS 1,000,000 per occurrence.

3.	Chapter 3 – employers’ liability insurance, which insures liability toward any of those employed in the performance of the Works due to bodily injury or occupational disease which might be caused to any of them during, and due to, such employment, at a limit of liability of NIS 20,000,000 per claimant, per occurrence, and in aggregate under the policy. This insurance does not include any limitation regarding works at height and in depth, work hours, baits and poisons, contractors, subcontractors and their employees, as well as regarding the lawful employment of youths.

This policy has priority over any insurance made by the Lessor, and we waive any claim and/or demand regarding the sharing of the Lessor’s insurances. Breach of the terms and stipulations of the policy, in good faith, by the Lessee and/or anyone on its behalf, shall not derogate from the rights of the Lessor to receive indemnification under the policy. In addition, we undertake that the aforesaid policy shall not be revoked, nor shall there be any adverse change in it, for the duration of the Insurance Period, unless written notice is given by registered mail to the Lessor at least 30 days in advance. For the avoidance of doubt, we hereby certify that the Lessee alone is responsible for the payment of the insurance fees for the aforesaid policy, and bears the deductibles, applying under such policy.

The insurances set forth in this certificate are pursuant to the terms of the original policies, insofar as such have not been changed in this certificate, provided that such change does not derogate from the terms of the original policies.

Respectfully,

(Insurer’s signature)	(Insurer’s stamp)	(Name of signatory)	(Title of signatory)

Annex A2

CERTIFICATION OF THE LESSEE’S PERMANENT INSURANCES

Date

To

Mr. Darwish Shalom

In person and/or through a company controlled by him

6 HaYozmim Street

Or Yehuda

(Hereinafter jointly: the “Lessor”)

Dear Sir,

Re:	Certificate of the making of insurances under the name of Vascular Biogenics Ltd., Private Company No. 512899766 (hereinafter: the “Lessee”), inter alia in all that relates to the lease of a building on 8 HaSatat Street, Modi’in (hereinafter: the “Leasehold”)

We hereby certify that the Lessee is, through us, maintaining the insurance/s set forth below for the duration of the insurance period/s specified next to such insurance/s (hereinafter: the “Insurance Period”), with the scope of coverage granted under such insurance/s not falling below the scope of coverage provided under the version of policies known as “BIT”, 2013 Edition (or such version of the “BIT” policies as is equivalent to it on the date of making the insurance/s), including all the insurable extensions under the following version:

1.	Policy No.: for the period from until

Insurance of the Leasehold’s content, and any other property of the Lessee and/or in the Lessee’s possession and/or in the Lessee’s control (excluding, specifically, the Lessor’s property), including equipment, furniture, facilities and inventories, and any modification, improvement and addition to the Leasehold done and/or as shall be done by and/or for the Lessee (not through the Lessor and/or anyone on its behalf), at their full value and on replacement value basis, against loss or damage due to the risks customary in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and gale, flood, liquid damages and pipe fissure, impact by vehicle, impact by aircraft, riots, strikes, willful damage, breakage of glass, and burglary damages. The insurance includes a clause pursuant to which the insurer waives the right of subrogation toward the Lessor and/or his employees and managers, but such waiver shall not inure to the benefit of a person who has caused the damage willfully.

2.	Policy No.: for the period from until

Liability insurance toward a third party, which insures the liability of the Lessee under law for bodily injury or property damage which might be caused to the body and/or property of any person or entity whatsoever in the Leasehold and its environs, under such limit of liability as set forth below. The insurance is not subject to any limit regarding liability arising from: fire, explosion, panic, lifting, loading and unloading devices, faulty sanitary facilities, poisoning, anything harmful in food or drink, strike and lockout, liability for and toward contractors, subcontractors (of any rank) and their employees, animals, as well as subrogation suits by the National Insurance Institute. The insurance is extended to indemnify the Lessor and/or his employees and/or his managers for liability imposed on of them due to an act and/or omission of the Lessee and/or any of those appearing on its behalf, this being subject to a cross-liability clause, pursuant to which the insurance is considered as though it were made separately for each of the insured’s individuals.

The limit of liability is at the amount of: NIS 8,000,000 (eight million New Israeli Shekels) per occurrence and in aggregate under this policy.

3.	Policy No.: for the period from until

Employers’ liability insurance, which insures the Lessee’s liability toward its employees for bodily injury and/or occupational disease which might be caused to any of them during, and due to, such employment at the Leasehold and its environs, at a limit of liability of NIS 20,000,000 per occurrence and in aggregate under the policy. This insurance does not include any limitation regarding works at height and in depth, work hours, baits and poisons, as well as regarding the lawful employment of youths. The insurance is extended to indemnify the Lessor and/or his employees and/or his managers if it has been established, regarding the occurrence of any occupational accident and/or occupational disease, if the Lessor is considered to be the employer of any of the Lessee’s employees.

4.	Policy No.: for the period from until

Consequential loss insurance, which insures consequential loss [specifically excluding the Lessor’s loss of lease fees] due to loss or damage caused to property insured under the above Section 1 and/or to the Leasehold and/or to the structure of the building and/or to the access routes to the Leasehold, as a result of one of the risks insured under the above Section 1, this being for an indemnification period of 12 months. The insurance includes a clause pursuant to which the insurer waives the right of subrogation toward the Lessor and/or his employees and managers, but such waiver shall not inure to the benefit of a person who has caused the damage willfully.

We hereby certify that the aforesaid policies have priority over any insurance made by the Lessor, and that we waive any demand and/or claim regarding the sharing of the Lessor’s insurances due to the activity of the Lessee in the Leasehold. Furthermore, we certify that failure to fulfill the terms and stipulations of the policies in good faith by the Lessee and/or by anyone on its behalf shall not derogate from the right of the Lessor to receive indemnification under the policies. In addition, we undertake that the policies shall not be revoked, nor shall there by any adverse change in them during the Insurance Period, unless the Lessor is given notice to that effect by registered mail, at least 30 days in advance. For the avoidance of doubt, it is clarified that the obligation to pay the insurance fees for the policies and the obligation to bear the deductible thereunder applies to the Lessee alone.

The insurances set forth in this certificate are pursuant to the terms of the original policies, insofar as such have not been changed in this certificate, provided that such change does not derogate from the terms of the original policies.

Respectfully,

(Insurer’s signature)	(Insurer’s stamp)	(Name of signatory)	(Title of signatory)